SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
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Mylan Laboratories Inc.

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     On June 14, 2005, Mylan Laboratories Inc., a Pennsylvania corporation (“Mylan” or the “Company”), issued a press release and conducted an investor conference call, in which the Company announced its planned $1.00 billion modified “Dutch Auction” self tender offer for shares of its common stock, its subsequent $250 million open market common stock repurchase program, the doubling of its annual dividend and other key initiatives. A copy of Mylan’s press release is attached hereto as Exhibit A, and a copy of the powerpoint presentation for the investor conference call is attached hereto as Exhibit B.

IN CONNECTION WITH MYLAN’S 2005 ANNUAL MEETING OF SHAREHOLDERS (THE “ANNUAL MEETING”), MYLAN WILL FILE RELEVANT MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING A PRELIMINARY PROXY STATEMENT AND A DEFINITIVE PROXY STATEMENT. INVESTORS AND SHAREHOLDERS OF MYLAN ARE URGED TO CAREFULLY READ THESE MATERIALS (IF AND WHEN THEY BECOME AVAILABLE), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

INVESTORS AND SHAREHOLDERS MAY OBTAIN THESE DOCUMENTS (AND ANY OTHER DOCUMENTS FILED BY MYLAN WITH THE SEC IN CONNECTION WITH THE ANNUAL MEETING) FREE OF CHARGE AT THE SEC’S WEBSITE AT THE SEC'S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE DOCUMENTS FILED WITH THE SEC BY MYLAN MAY BE OBTAINED FREE OF CHARGE BY DIRECTING SUCH REQUESTS TO: MYLAN LABORATORIES INC., ATTENTION: INVESTOR RELATIONS, 1500 CORPORATE DRIVE, CANONSBURG, PA 15317, OR FROM MYLAN’S WEBSITE AT WWW.MYLAN.COM.

Mylan, its executive officers and its directors may be deemed to be participants in Mylan’s solicitation of proxies from shareholders in connection with the Annual Meeting scheduled to be held on October 28, 2005. Information about the executive officers and directors of Mylan and their ownership of Mylan common stock is set forth in the proxy statement for Mylan’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on June 28, 2004, and in press releases and Forms 3 and 4 for executive officers who have since joined Mylan, and in Forms 4 and 5 filed thereafter.

Exhibit A

FOR IMMEDIATE RELEASE	CONTACTS:
Patrick Fitzgerald (Public Relations)
Mylan Laboratories Inc.
724.514.1800

Kris King (Investor Relations)
Mylan Laboratories Inc.
724.514.1800

MYLAN LABORATORIES ANNOUNCES $1.25 BILLION SHARE BUYBACK,
EXPECTED TO REPRESENT NEARLY 25% OF THE COMPANY’S STOCK

COMPANY ALSO ANNOUNCES ADDITIONAL STRATEGIC INITIATIVES:

- Plans to Out-license Nebivolol -
- Doubles annual dividend –
- Provides 2 years of revenue and Adjusted EPS guidance -

PITTSBURGH, PA – June 14, 2005 – Mylan Laboratories Inc. (NYSE: MYL) today announced several key strategic initiatives, including a $1.25 billion share buyback, comprised of a modified “Dutch Auction” self-tender for up to approximately 48.8 million shares (up to $1 billion) and a $250 million follow-on share repurchase program in the open market or otherwise. These share repurchases will represent, upon completion, nearly 25% of the Company’s outstanding shares. In addition, the Company announced today that is increasing its annual dividend by 100%, effective as of the first quarter ending June 30, 2005. Mylan also announced plans to out-license nebivolol, the highly anticipated next-generation beta blocker.

In addition to these actions, the Company today also announced adjusted diluted EPS guidance of $0.92 to $1.15 in fiscal 2006 and $1.20 to $1.74 in fiscal 2007. A presentation with more specific information concerning these announcements is being provided via a live investor conference call and webcast, which is being archived and is available on www.mylan.com until June 21, 2005.

Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “These strategic announcements demonstrate Mylan’s continued commitment to enhancing our leading position in the generic pharmaceutical industry, while optimizing value for our shareholders. We are extremely well positioned to capitalize on multiple new product and other opportunities, and we believe today’s announcements will be accretive to our shareholders and position the Company for significantly enhanced potential EPS growth.”

$1.25 Billion Share Buyback Program

Mylan announced today that on June 16, 2005 it will commence a modified “Dutch Auction” self-tender for up to approximately 48.8 million shares (up to $1 billion) of its common stock. In the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price not less than $18.00 per share or more than $20.50 per share. Based on the number of shares tendered and the prices specified by the tendering shareholders, Mylan will determine the lowest per share price within the range that will enable it to buy up to approximately 48.8 million shares, or such lesser number of shares as are properly tendered. If more than approximately 48.8 million shares are properly tendered at or below the determined price per share, Mylan will purchase shares tendered by such shareholders, at the determined price per share, on a pro rata basis, as will be specified in the offer to purchase relating to the tender offer that will be distributed to shareholders. Shareholders whose shares are purchased in the tender offer will be paid the determined price per share, net in cash, without interest, promptly following the expiration of the tender offer period, as it may be extended. Additionally, in the event the final purchase price is less than the maximum price of $20.50 per share and more than approximately 48.8 million shares are tendered, Mylan intends to exercise its right to purchase up to an additional 2% of its outstanding common stock without extending the tender offer, so that the Company can repurchase up to $1 billion of its common stock. The tender offer will not be contingent upon any minimum number of shares being tendered. The tender offer will be subject to a number of other terms and conditions, including the financing condition described below, as will be specified in the offer to purchase. The offer to purchase shares will expire at 5:00 p.m., New York City time, on Friday, July 15, 2005, unless extended.

Subsequent to the completion of the Dutch Auction self-tender, Mylan plans to buy back up to an additional $250 million of its common stock from time to time on the open market or otherwise. Upon completion of the self-tender and the open market purchases, and depending on the actual purchase price, the Company expects to have repurchased a total of nearly 25% of Mylan’s outstanding shares.

Mr. Coury further stated, “We believe that the Dutch auction self-tender and follow-on buyback properly creates the right balance between doing what is right for our business and delivering value to our shareholders. As it relates to our business, the sheer magnitude of this buyback will enhance the impact to earnings per share going forward of any and all new opportunities that we add to our existing base, such as any future successful Paragraph IV challenges. We also believe that the positive impact of the nebivolol opportunity, combined with the strength of our generics pipeline, will be magnified for our shareholders due to the significant reduction in our shares outstanding.”

Mylan has obtained a commitment letter from Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated for $975 million in commitments, of which it is expected that $775 million will be used, along with cash on hand, to finance the tender offer and the follow-on repurchase program. Accordingly, the tender offer will be conditioned upon receipt of this financing pursuant to the terms and conditions contained in the commitment letter and on terms satifactory to Mylan on or prior to the expiration date of the tender offer and other customary conditions. Merrill Lynch & Co. is also the Company’s financial advisor and the dealer manager for the tender offer. The information agent is Morrow & Co. and the depositary is American Stock Transfer Company. The offer to repurchase, letter of transmittal and related documents will be mailed to shareholders of record and will also be made available for distribution to beneficial owners of Mylan common stock. The remaining $200 million of the commitment is a revolving credit facility that may be used for general corporate purposes.

Dividend

Mylan also announced today that it will double its annual dividend from $0.12 per share to $0.24 per share. This dividend increase is effective with the dividend to be paid for the first quarter of fiscal 2006. The increased quarterly dividend of $0.06 per share will be payable on July 15, 2005 to Mylan shareholders of record at the close of business on June 30, 2005.

“Our enhanced dividend policy going forward reflects our long-standing commitment to focus on total return to shareholders, by striking a strong balance between share appreciation and our dividend,” commented Mr. Coury.

Nebivolol

Mylan announced that it has decided to out-license nebivolol and provided an overview of the clinical program and commercialization potential of this highly anticipated beta-blocker.

Mr. Coury further commented: “At this time, we believe out-licensing nebivolol is the best available option that will allow us to effectively launch this important product with minimal risk, while maximizing the potential opportunity for our shareholders. In addition, we believe that this approach will allow us to commercialize the product in a way that is both cash-efficient and non-dilutive.”

The nebivolol NDA for a hypertension indication was submitted to the Food and Drug Administration (“FDA”) in April 2004, and Mylan has now received an Approvable Letter from the FDA. Final approval of nebivolol is contingent upon successfully satisfying additional FDA requirements regarding certain aspects of pre-clinical data and finalization of the labeling. The pre-clinical data submitted in the NDA was based upon studies previously conducted by Janssen Pharmaceutica Belgium (currently JNJ Pharmaceuticals R&D Beerse), the company from which Mylan licensed the product. Currently Mylan is conducting a pre-clinical study designed to address the questions posed by the FDA. The Company believes that the data from the ongoing pre-clinical study will satisfactorily resolve the FDA’s questions and is committed to working diligently with the FDA towards final approval.

Mylan also announced that it has signed a collaboration agreement with Menarini International Operations Luxemburg (“Menarini”), one of the largest privately-held European pharmaceutical companies and the company that markets nebivolol in Europe, that allows Mylan to use the Study of Effects of Nebivolol Intervention on Outcomes and Rehospitalization in Seniors with Heart Failure (“SENIORS”) trial in support of a US submission for congestive heart failure indication (“CHF”). Mylan anticipates filing a CHF NDA using the SENIORS trial and supportive data to request a CHF indication.

Mylan Bertek

Mylan also announced today that it will be closing its Mylan Bertek subsidiary, and will transfer responsibility for selling Mylan Bertek’s products to its Mylan Pharmaceuticals and UDL subsidiaries.

Mr. Coury further commented: “After careful evaluation, we have concluded that the existing Mylan Bertek business is not the type of brand platform that would enable us to fulfill our long stated vision and objective of becoming a more balanced specialty pharmaceutical company. We believe that closing Mylan Bertek will streamline our operations and result in significant cost savings.”

Financial Guidance for Fiscal 2006 and Fiscal 2007

Mylan today also provided financial guidance for fiscal 2006 and fiscal 2007. For fiscal 2006, the Company is forecasting adjusted diluted EPS in the range of $0.92 to $1.15 per share, and net revenues in the range of $1,135 million to $1,340 million. The Company reported that these estimates only include a partial year benefit from the share repurchases and do not include certain ongoing research and development and marketing costs related to nebivolol that will be incurred until an out-licensing agreement is signed. It also excludes all Mylan Bertek costs, including costs related to the restructuring. For fiscal 2007, Mylan is projecting adjusted diluted EPS in the range of $1.20 to $1.74 per share and net revenues in the range of $1,250 million to $1,600 million. Over the longer term, Mylan is projecting a compounded annual growth rate in EPS of approximately 20% over the next five years. A reconciliation of adjusted diluted EPS guidance to GAAP diluted EPS guidance is attached as an appendix to this press release.

Edward Borkowski, Mylan’s Chief Financial Officer, stated: “We view the current fiscal year as a restructuring and transitional year. It is important to note that the spread in both the fiscal 2006 and 2007 guidance reflects the potential upside from the opportunities Mylan has before it. The low end of our guidance assumes no Paragraph IV wins. The high end of our guidance assumes that we are successful in our litigation against the brand companies on all six of our fiscal 2006 and 2007 potential Paragraph IV challenges, but we will still have competition from an authorized generic at launch.”

Mr. Coury concluded: “As we have said many times before, Mylan’s Board and management team are committed to maximizing shareholder value and total return of shareholder equity. Today, we have announced a number of measures that we believe strike the balance between positioning Mylan for both short- and long-term success while delivering total return to shareholders through share appreciation and our dividend policy.”

Other Matters

Mylan also reacted to the letter dated June 1, 2005, in which an entity controlled by Carl Icahn referred to its purported interest in acquiring the Company at $20 per share. The Company noted that this letter was simply a reiteration of a letter Mr. Icahn sent to the Company last November. At that time, Mylan’s Board of Directors concluded that Mr. Icahn had not made a serious offer for the Company and that discussions with him were not in the best interests of the Company. In view of the passage of time, the Board considered Mr. Icahn’s latest letter and reached the same determination that it reached last November.

About Mylan Laboratories

Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories, Inc. and Mylan Bertek Pharmaceuticals Inc., that develop, license, manufacture, market and distribute an extensive line of generic and proprietary products.

For more information about Mylan, visit www.mylan.com.

Additional Information and Where to Find It:

IN CONNECTION WITH MYLAN’S 2005 ANNUAL MEETING OF SHAREHOLDERS (THE “ANNUAL MEETING”), MYLAN WILL FILE RELEVANT MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING A PRELIMINARY PROXY STATEMENT AND A DEFINITIVE PROXY STATEMENT. INVESTORS AND SHAREHOLDERS OF MYLAN ARE URGED TO CAREFULLY READ THESE MATERIALS (IF AND WHEN THEY BECOME AVAILABLE), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

INVESTORS AND SHAREHOLDERS MAY OBTAIN THESE DOCUMENTS (AND ANY OTHER DOCUMENTS FILED BY MYLAN WITH THE SEC IN CONNECTION WITH THE ANNUAL MEETING) FREE OF CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE DOCUMENTS FILED WITH THE SEC BY MYLAN MAY BE OBTAINED FREE OF CHARGE BY DIRECTING SUCH REQUESTS TO: MYLAN LABORATORIES INC., ATTENTION: INVESTOR RELATIONS, 1500 CORPORATE DRIVE, CANONSBURG, PA 15317, OR FROM MYLAN’S WEBSITE AT WWW.MYLAN.COM.

Mylan, its executive officers and its directors may be deemed to be participants in Mylan’s solicitation of proxies from shareholders in connection with the Annual Meeting scheduled to be held on October 28, 2005. Information about the executive officers and directors of Mylan and their ownership of Mylan common stock is set forth in the proxy statement for Mylan’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on June 28, 2004, and in press releases and Forms 3 and 4 for executive officers who have since joined Mylan, and in Forms 4 and 5 filed thereafter.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Mylan common stock. The solicitation and the offers to buy Mylan common stock will only be made pursuant to a separate offer to purchase and related materials. At the time the tender offer is commenced, Mylan will file a Tender Offer Statement on Schedule TO with the SEC. Shareholders should carefully read the Tender Offer Statement, the offer to purchase, the related letter of transmittal and other related materials when they are available because they will contain important information, including the various terms and conditions of the offer. The offer to purchase, the related letter of transmittal and certain other documents are expected to be sent to all holders of Mylan common stock, at no expense to them, promptly following commencement of the offer. The Tender Offer statement (including the offer to purchase the related letter of transmittal and all other offer documents filed by Mylan with the SEC)

will also be available at no charge at the SEC’s website at http://www.sec.gov. Shareholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s future revenues and earnings per share; the share buy-back and its anticipated effects; the Company’s growth and product opportunities; the final approval and success of nebivolol; the impact of the closing of Mylan Bertek; the dividend increase; and the Company’s future success. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions; the Company’s ability to obtain required FDA approvals for new products on a timely basis; uncertainties regarding continued market acceptance of and demand for the Company’s products; the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenue or net income; unexpected delays in the Company’s ability to submit applications to the FDA; risks inherent in legal proceedings; the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing, including, without limitation, the impact of the entry of generic competition for fentanyl; a regulatory or other delay impacting the launch of nebivolol; the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry; the possibility that the calculation and reporting of amounts owed in respect of Medicaid and other governmental pricing programs could be challenged, and that sanctions or penalties could be assessed; the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain; the possible loss of business from the Company’s concentrated customer base; the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors and other third parties, including the practice of “authorized generics” and the use of citizen’s petitions to delay or prevent product introductions; the Company’s dependence on third party suppliers and distributors for raw materials; the possible negative effects of any interruption of manufacturing of products at the Company’s principal facilities; the effects of consolidation of the Company’s customer base; uncertainties regarding patent, intellectual and other proprietary property protections; the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products; possible reductions in reimbursement rates for pharmaceutical products; possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs; uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements in accordance with GAAP and related standards; uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item I of the Company’s Form 10-K for the year ended March 31, 2005, and in its other filings with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Appendix:

Reconciliation of Adjusted EPS Guidance to GAAP EPS Guidance (1)

	Fiscal 2006
	Low	High
Adjusted diluted EPS	$0.92	$1.15
Mylan Bertek and nebivolol expenses	($0.11)	($0.11)
Restructuring charges and other non-recurring expenses	($0.05)	($0.05)

GAAP diluted EPS	$0.76	$0.99

(1) Fiscal 2007 guidance excludes any potential impact for stock-based compensation expenses upon adoption of SFAS No. 123(R), Share-Based Payment. Management is currently assessing the impact that adoption of SFAS No. 123(R) will have on the Company’s consolidated financial statements.

Exhibit B

June 14, 2005 Mylan Laboratories Inc. Strategic Update and Business Outlook

Forward Looking Statements This presentation will include statements that constitute "forward-looking statements", including with regard to the Company's future business and financial performance including its revenues and earnings per share; the anticipated effects of today's announcements; and the Company's growth and product opportunities. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: exposure to lawsuits and contingencies associated with the Company's business; the Company's ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions; uncertainties regarding continued market acceptance of and demand for the Company's products; the effects of vigorous competition on commercial acceptance of the Company's products and their pricing; changes in market conditions or other uncertainties and matters beyond the control of management, which could affect the Company's earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company's assumptions and estimates with respect to the future; and the other risks detailed in the periodic filings filed by Mylan with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release. In addition, this presentation includes non-GAAP financial measures. In accordance with Regulation G, a presentation of the most directly comparable measures calculated and presented in accordance with GAAP, as well as a reconciliation of the differences between such measures, are included as an appendix to the presentation materials and also are available on the Company's website at www.mylan.com.

Robert J. Coury Vice Chairman and Chief Executive Officer 3

Key Developments Update on Nebivolol Update on Mylan Bertek

Key Developments Nebivolol Next-generation beta blocker for the treatment of hypertension Approvable Letter on NDA for hypertension received May 31, 2005 Intend to partner with major pharmaceutical company to maximize nebivolol opportunity

Key Developments Closing Mylan Bertek Internal operational efficiencies Significant enhancement to EPS

Mylan Technologies / UDL: Subsidiary Achievements UDL: Largest unit dose packager in the US Shipped over 800 million doses in fiscal 2005 400 line items individually blistered, labeled and bar coded Well positioned to capitalize on growth opportunities Mylan Technologies: Transdermal drug delivery platform Developed and marketed more generic transdermal products than any company in the US ANDAs include: Nitroglycerin transdermal system, estradiol transdermal system and fentanyl transdermal system Potential strategic alliances which could fuel significant future growth

Generics: Update Generics remain the core of our business Significant change over the past 18 months: Authorized generics Regulatory, legal changes Increased competition in base business Mylan took action -- industry leader in government relations Early on, Mylan foresaw the generic industry challenges and took steps to address the issues

Generics: Strategy Mylan is a dominant force in pharmaceuticals: The leading domestic generic pharmaceutical company Over 200 million prescriptions dispensed Unmatched science, manufacturing and distribution capabilities Product innovation and selection is critical: generic product cycle runs 3-5 years or longer from inception to launch Aggressive building of the ANDA pipeline over the past three years 44 ANDAs pending before the FDA, representing approximately $35.1 billion in brand sales 12 potential first-to-file opportunities that represent approximately $8.9 billion in brand sales Near-term catalysts: amlodipine, topiramate, oxybutynin and levofloxacin Continue to strengthen management team Mylan is committed to extending our market leading position in generics

Revenue Stock Price 1961 22 0.59 ... 0.59 1984 36.9 0.59 0.59 1985 53.6 2.04 1986 80.844 2.25 1987 95.135 2.48 1988 96.017 1.44 1989 87.93 1.26 1990 95.415 2.93 1991 91.082 3.98 1992 131.936 5.61 1993 211.964 8.59 1994 251.773 5.19 1995 396.12 9.41 1996 392.86 9.33 1997 440.1919 6.56 1998 555.4229 10.22 1999 721.1228 12.19 2000 790.145 12.22 2001 846.6958 11.49 2002 1104.05 13.09 2003 1269.192 19.17 2004 1374.617 20 2005 1253.374 17.72 History of Long-Term Sales Growth Revenue ($ million) 20-Yr. Revenue CAGR: 17% FY End Stock Price (Line) Stock Price on March 31 (End of FY) (Bars) Fiscal Year Revenue

Capital Structure Changes $1.25 Billion share buy-back Up to $1 billion Dutch auction tender at a price range of $18.00 to $20.50 per share Follow on $250 million buyback in the open market or otherwise Total repurchase of nearly 25% of shares outstanding, assuming 65 million shares at $19 per share Mitigates challenges and magnifies EPS impact of positive opportunities Mylan has an impressive history of successful stock buybacks: since 1997 the Company has repurchased over 27 million shares for nearly half a billion dollars

Dividend Enhancement Increase dividend 100% on a per share basis Increase annual dividend from $0.12 per share to $0.24 per share, effective June 30, 2005 Returns strong cash flows from generics back to shareholders Reflects Mylan's long standing commitment to balance shareholder return with both share appreciation and return of equity through its dividend

Adjusted EPS Guidance: Fiscal 2006 and 2007(1) Fiscal 2006 EPS Range of $0.92 to $1.15 Fiscal 2007 EPS Range of $1.20 to $1.74 (1) All references to adjusted EPS and GAAP EPS throughout this presentation relate to diluted EPS

Presentation Agenda Name Title Agenda John O'Donnell, Ph.D. Chief Scientific Officer Nebivolol Clinical Overview Carolyn Myers, Ph.D. Vice President, Strategic Marketing The Commercial Opportunity for Nebivolol Edward Borkowski Chief Financial Officer Financial Guidance

Nebivolol: Overview of Clinical Program John O'Donnell, Ph.D. Chief Scientific Officer 27

Nebivolol: Significant Announcements Mylan has signed a collaboration agreement with Menarini for their Study of Effects of Nebivolol Intervention on Outcomes and Rehospitalization in Seniors with Heart Failure (SENIORS) trial Mylan intends to file an NDA for a congestive heart failure (CHF) indication using the SENIORS trial dl-Nebivolol O F H N OH O OH F * * * * Nebivolol Composition of matter patent expiration in 2020

Nebivolol Clinical Overview Studies filed in the hypertension NDA Proposed near term life cycle management plan and long term study considerations Menarini's trial in congestive heart failure in the elderly (SENIORS)

Nebivolol: U.S. Registration Trials in Patients With Hypertension Monotherapy vs. placebo Trial 302 (General population)* Trial 305 (General population) Trial 202 (African-American patients) Add-on therapy vs. placebo Trial 321 (Nebivolol added to current antihypertensive treatment) Long-term safety study Trial 306 Four statistically significant efficacy studies conducted in the U.S. * American Journal of Hypertension, 2005, abstract.

Near Term Life Cycle Management Program Studies Focused in Hypertensive Patients Confirming the benefits in African Americans Comparing the tolerability of nebivolol Conducting studies in metabolic syndrome patients Differentiating nebivolol from other major beta blockers

Long Term Study Consideration Further exploration of nitric oxide effects of nebivolol Effects of nebivolol therapy on blood vessels Effects of nebivolol on the kidney Effects of nebivolol on exercise tolerance Outcomes study

SENIORS Trial* Study of Effects of Nebivolol Intervention on Outcomes and Rehospitalization in Seniors with Heart Failure Study Objective: To evaluate the effect of nebivolol compared with placebo on mortality and morbidity in elderly patients with CHF With preserved or diminished Left Ventricular Ejection Fraction (LVEF), which is a measure of how well the heart pumps Results presented at the European Society of Cardiology Meeting in Munich, August, 2004 and published in the European Journal of Cardiology * Eur. Heart J., February 2005; 26: 215 - 225.

Nebivolol: The SENIORS Study SENIORS was conducted by Menarini Research In February 2005, SENIORS was submitted through Mutual Recognition to obtain a CHF indication in EU Mylan has signed a collaboration agreement with Menarini to have access to the SENIORS trial In collaboration with Menarini, Mylan will approach the FDA about the potential to gain a CHF indication

Mylan Laboratories Inc.

Study Administrative Organization

Steering Committee:

Philip Poole-Wilson (UK), Andrew Coats (AUS) (Co-Chairs), Anker S, Böhm M, Borbola J, Cohen-Solal A, Dumitrascu D, Ferrari R, Flather M, Lechat P, Parkhomenko A, Shibata M, Soler-Soler J, Spinarova L, Tavazzi L, Toman J, Van Veldhuisen D

Clinical Events Review Committee: Thygesen K (Chair), Frenneaux M, Tendera M, Sinagra G

Data and Safety Monitoring Committee: Zanchetti A (Chair), Lewis B, Nieminen M, Sleight P, Thompson S

Menarini Ricerche (Study Sponsor): Maggi CA, Capriati A, Koch I, Mordenti G, Paredes I, Schumacher K

Parexel (CRO)

23

Summary of Clinical Program Approvable Letter on NDA for hypertension received May 31, 2005 Near term Life Cycle Management program to continue to differentiate nebivolol from other major beta blockers Long term studies to further enhance clinical knowledge of the unique in vitro properties of nebivolol Obtained access to the SENIORS trial and will collaborate with Menarini to pursue a CHF indication in US

The Commercial Opportunity for Nebivolol Carolyn Myers, Ph.D. Vice President, Strategic Marketing 49

Cardiovascular (CV) Market is a Compelling US Business Opportunity 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 TRx 259775 280325 297033 315632 334673 354612 385034 419011 457654 489745 518859 544905 578999 Sales 6990403 7252014 7679739 8063875 8159206 8547053 10713177 11777702 12804551 13312043 14382185 15135725 16404353 *Both prescriptions and sales are growing in excess of 5% on a compounded annual basis since 2000. Source: IMS National Prescription Audit and National Sales Perspectives Not limited to Oral Solids and Diuretic class only contains k-sparing diuretics CAGR: 5%* CY

Source: IMS National Sales Perspectives, Total Dollar Sales; IMS National Prescription Audit, TRx Beta Blockers Account for Large and Growing Segment of the CV Market 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 BB 1319558 1175973 1039787 987570 974883 977723 1249617 1434989 1826319 1674903 2055069 2410321 2941588 ACE 1932482 2153094 2414641 2678479 2605369 2720999 3457623 3742224 3941679 3942206 3774348 3111628 2727259 CCB 3084714 3304338 3608085 3729791 3824469 3973999 4707291 4885766 4917869 5040378 5148177 5376985 5672671 Diuretics 653649 618609 617225 623568 590746 533332 575132 587093 588178 589127 675437 692454 637625 ARB 44467 163739 341000 723513 1127630 1530507 2065429 2729155 3544337 4425210 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 BB 54551 55779 57500 62096 67941 73867 83111 93407 104406 114368 123973 131931 142089 ACE 52828 59326 65890 73262 79836 85953 92697 98986 106609 114401 121571 123990 128598 CCB 70468 80189 87344 90721 91675 93251 94869 97673 101438 102560 102713 101222 102848 Diuretics 81928 85031 86298 88644 90681 92918 98689 105244 113943 119693 122722 130368 138344 ARB 909 4539 8623 15668 23701 31258 38724 47880 57394 67119 Sales Trends Prescription Trends BB ACEi CCB Diuretic ARB CY CY

Nebivolol is a Global Product Approved in over 65 countries Registrational status as of April 2005.

Nebivolol is a Global Product Approved in over 65 countries Registration pending Registrational status as of April 2005.

Nebivolol has Successful Track Record in Europe 1997 1998 1999 2000 2001 2002 2003 2004 Sales 4126 12183 31566 48735 67441 88678 124819 158203 Units 7890 23348 67361 121973 174169 220439 275798 325059 *Compounded annual growth both in terms of prescriptions and dollars has increased by 17% and 24%, respectively, since 2001. Local currency converted to US dollars. Units in tablets. Source: IMS Midas Strong growth continues even after 8 years of marketing CAGR (TRx): 17%* CAGR (Sales): 24%* CY

Driven by Success in Germany and Italy 1997 1998 1999 2000 2001 2002 2003 2004 France 0 0 0 0 0 0 0 2810 Germany 4123 11473 17891 20921 26876 34713 51528 61282 Italy 0 0 10459 21388 28829 35167 43607 52653 Spain 0 248 1505 2752 4624 6661 9472 11572 UK 0 0 182 1019 2282 3483 4904 6729 Europe 4126 12183 31566 48735 67441 88678 124819 158203 *Compounded annual growth rate in sales has increased 23% in Germany and 18% in Italy, in each case since 2001. Local currency converted to US dollars. Source: IMS Midas Strong uptake and growth in Germany and Italy CAGR (Germany): 23%* CAGR (Italy): 18%* CY

Other Potential Indications Heart Failure Hypertension Nebivolol's Commercial Evolution is Poised for Near and Long Term Growth

Nitric Oxide: A Next Frontier for Discovery > 67,000 nitric oxide citations in PubMed 35 companies exploring the emerging pathophysiology of nitric oxide* 1950-1979 1980-1989 1990-1999 2000-2005 Pubications 463 882 30963 34981 *Source: Mindbranch and LeadDiscovery Pharma Market Research Reports: Cardiovascular Disease: Current Research Report, November 2004

Positioned With A Clear Competitive Focus 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 Atenolol 21768 24498 27386 31541 36142 40373 43577 45208 46023 47289 Metoprolol IR 8657 10413 11836 13757 15546 17758 19563 21014 22361 24798 Toprol XL 2699 4337 6279 8256 10235 12990 17190 23722 29730 35024 Coreg 154 963 1827 2378 3332 4538 5733 7770 Other 28972 28693 28211 28594 29657 29510 29134 27754 26535 25000 Source: IMS National Prescription Audit 80%

A Strong Commercialization Plan Is Integral To Success Medical Education Sales & Marketing Market Development Lifecycle Management COMPREHENSIVE AND INTEGRATED SUPPORT

Financial Guidance Edward J. Borkowski Chief Financial Officer 71

Adjusted EPS Guidance: Fiscal 2006 and 2007(1) Fiscal 2006 EPS Range of $0.92 to $1.15 Fiscal 2007 EPS Range of $1.20 to $1.74 5-Year EPS Compound Annual Growth Rate (CAGR) of approximately 20% (1) All references to adjusted EPS and GAAP EPS throughout this presentation relate to diluted EPS

Guidance Assumptions Product Pipeline: Detailed product-by-product review based on historical performance, current market conditions and future trends Over 45 new products, including six first-to-files, projected to launch in fiscal 2006-2007 Low end of guidance assumes no Paragraph IV wins High end assumes Paragraph IV wins and competition from an authorized generic at launch Restructuring Mylan Bertek products transferred to Mylan Pharmaceuticals and UDL Approximately $17 million in restructuring charges and other non-recurring expenses not included in adjusted EPS EPS savings of approximately $0.15 annually

Guidance Assumptions Out-license Nebivolol No royalty revenue projected in fiscal 2006; minimal royalty revenue in fiscal 2007 Assumes no R&D or selling and marketing expenses Excludes any potential milestone payments Recapitalization Assumes close of $1 billion self-tender on July 15, 2005 and $250 million open- market repurchase program through October 2005 Assumes 65 million shares repurchased at $19.00 per share. Assumes use of $500 million in cash and $775 million in debt Assumes a weighted average interest rate of between 6.5% and 7.5%

Fiscal 2006 and 2007 Adjusted Guidance Fiscal 2006 Fiscal 2007 Net Revenues (in millions) $1,135 - $1,340 $1,250 - $1,600 Gross Margins* 52-54% 53-56% R&D* 6-8% 6-8% SG&A* 13-16% 12-15% Operating Margins* 28-35% 30-38% Tax Rate 34-36% 34-36% EPS - adjusted $0.92 - $1.15 $1.20 - $1.74 *stated as a percentage of net revenues

Revenue Guidance (in millions) Fiscal 2006 Fiscal 2007 Base business $1,100 - $1,200 $1,000 - $1,100 New products $35 - $140 $250 - $500 Total $1,135 - $1,340 $1,250 - $1,600

Investing in Generic Research & Development FY99 FY00 FY01 FY02 FY03 FY04 FY05 FY06E FY07E R&d 58.7 39.2 47.2 33.814 44.562 59.066 68.859 78 85 $ in millions

Capital Expenditures FY02 FY03 FY04 FY05 FY06E FY07E CapEx 20.6 32.6 118.5 90.7 128 68 $ in millions Maintenance capex returns to normalized range of $40 to $50 million in FY '08

Financial Summary $1.25 billion share buyback, expected to represent nearly 25% of the Company's stock Doubling annual dividend effective June 30, 2005 Strongest product pipeline in Company's history Strong cash flows Fiscal 2006 adjusted EPS range of $0.92 to $1.15 Fiscal 2007 adjusted EPS range of $1.20 to $1.74 5-Year Compound Annual Growth Rate (CAGR) of our EPS is approximately 20% 2006 is a restructuring and transition year that builds a strong platform to drive EPS growth and shareholder value

IN CONNECTION WITH MYLAN'S 2005 ANNUAL MEETING OF SHAREHOLDERS (THE "ANNUAL MEETING"), MYLAN WILL FILE RELEVANT MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), INCLUDING A PRELIMINARY PROXY STATEMENT AND A DEFINITIVE PROXY STATEMENT. INVESTORS AND SHAREHOLDERS OF MYLAN ARE URGED TO CAREFULLY READ THESE MATERIALS (IF AND WHEN THEY BECOME AVAILABLE), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS MAY OBTAIN THESE DOCUMENTS (AND ANY OTHER DOCUMENTS FILED BY MYLAN WITH THE SEC IN CONNECTION WITH THE ANNUAL MEETING) FREE OF CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE DOCUMENTS FILED WITH THE SEC BY MYLAN MAY BE OBTAINED FREE OF CHARGE BY DIRECTING SUCH REQUESTS TO: MYLAN LABORATORIES INC., ATTENTION: INVESTOR RELATIONS, 1500 CORPORATE DRIVE, CANONSBURG, PA 15317, OR FROM MYLAN'S WEBSITE AT WWW.MYLAN.COM. Mylan, its executive officers and its directors may be deemed to be participants in Mylan's solicitation of proxies from shareholders in connection with the Annual Meeting scheduled to be held on October 28, 2005. Information about the executive officers and directors of Mylan and their ownership of Mylan common stock is set forth in the proxy statement for Mylan's 2004 Annual Meeting of Shareholders, which was filed with the SEC on June 28, 2004, and in press releases and Forms 3 and 4 for executive officers who have since joined Mylan, and in Forms 4 and 5 filed thereafter. This presentation is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Mylan common stock. The solicitation and the offers to buy Mylan common stock will only be made pursuant to a separate offer to purchase and related materials. At the time the tender offer is commenced, Mylan will file a Tender Offer Statement on Schedule TO with the SEC. Shareholders should carefully read the Tender Offer Statement, the offer to purchase, the related letter of transmittal and other related materials when they are available because they will contain important information, including the various terms and conditions of the offer. The offer to purchase, the related letter of transmittal and certain other documents are expected to be sent to all holders of Mylan common stock, at no expense to them, promptly following commencement of the offer. The Tender Offer statement (including the offer to purchase, the related letter of transmittal and all other offer documents filed by Mylan with the SEC) will also be available at no charge at the SEC's website at http://www.sec.gov. Shareholders are urged to read these materials carefully prior to making any decision with respect to the tender offer. Additional Information and Where to Find It:

Appendix 91

Fiscal 2006 Low High Adjusted EPS $0.92 $1.15 Mylan Bertek expenses including nebivolol ($0.11) ($0.11) Restructuring charges and other non-recurring expenses ($0.05) ($0.05) GAAP EPS $0.76 $0.99 Reconciliation of Adjusted EPS Guidance to GAAP EPS Guidance (1) (1)Fiscal 2007 guidance excludes any potential impact for stock-based compensation expenses upon adoption of SFAS No. 123(R), Share-Based Payment. Management is currently assessing the impact that adoption of SFAS No. 123(R) will have on the Company's consolidated financial statements.

Questions and Answers 95